Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-000000) pertaining to the Build-A-Bear Workshop, Inc. 2017 Omnibus Incentive Plan of our reports dated March 16, 2017, with respect to the consolidated financial statements and schedule of Build-A-Bear Workshop, Inc. and Subsidiaries, and the effectiveness of internal control over financial reporting of Build-A-Bear Workshop, Inc. and Subsidiaries, included in its Annual Report (Form 10-K) for the year-ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri

May 16, 2017